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                                                                    EXHIBIT 21.0


SUBSIDIARIES OF REGISTRANT

    1.     ImmunoPharmaceutics, Inc.
           100% Owned Subsidiary
           Incorporated in the State of California

    2.     TBC-ET, Inc.
           100% Owned Subsidary
           Incorporated in the State of Delaware

    3.     Revotar Biopharmaceuticals, AG
           55.2% Owned Subsidiary
           Incorporated in Germany